Exhibit 99.1

NYSE:WMB

Date: Nov. 16, 2004

Juanita Hinshaw Joins Williams’ Board

     TULSA, Okla. – Juanita H. Hinshaw has been elected to the Williams (NYSE:WMB) board of directors. The action increases the size of the Williams board to 11.

     Hinshaw, 59, joined privately held Graybar Electric Co. of Clayton, Mo., in May 2000 as senior vice president and chief financial officer. Graybar has annual sales of approximately $4 billion, distributing lighting, cable and wire products from more than 4,500 manufacturers.

     Prior to Graybar, Hinshaw was with Monsanto for 15 years, opting for early retirement in 1999 after serving as treasurer. As Monsanto’s treasurer, her duties included worldwide cash management, banking, worldwide finance and investments, financial planning and risk management.

     “Juanita has considerable credentials in money, finance and management. She comes to Williams at an opportune time,” said Steve Malcolm, chairman, president and chief executive officer.

     “We are poised for growth again after a two-year effort to strengthen our balance sheet. We’ve driven down our expenses, dramatically reduced our debt and recently increased our expected cash flow for 2004,” said Malcolm.

     Hinshaw has a bachelor’s degree in business administration and economics from the University of North Carolina and completed Harvard’s advanced management program.

     Hinshaw, who resides in St. Louis, is a native of Asheboro, N.C. In addition to the Williams board, she serves on boards for a Missouri-based pipeline services firm and an Illinois-based steel producer.

     She also has served as the chairman of the National Association of Corporate Treasurers and a board member of the Conference Board’s Council of Corporate Treasurers and The American Management Association’s Board and Finance Council.

     In the community, Hinshaw has been honored by the YWCA of Metropolitan St. Louis and remains active in the United Way, where she has served for the past 15 years in various leadership roles.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific

Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at

www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Travis Campbell Williams (investor relations) (918) 573-2944

Richard George Williams (investor relations) (918) 573-3679

Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.